NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Common Shares of Li-Cycle Holdings Corp. (the "Company") from listing and registration on the Exchange on March 10, 2025, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Shares are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Common Shares are no longer suitable for listing pursuant to Section 802.01C of the NYSE's Listed Company Manual because the Company failed to maintain an average closing price of a security as reported on the consolidated tape of at least $1.00 over a consecutive 30 trading-day period and the Company had effected a reverse stock split over the prior one-year period. Specifically, the Company effected a 1-for-8 reverse stock split on June 4, 2024. On February 26, 2025, the Exchange determined that the Common Shares of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Shares from listing and registration on the NYSE. The Company was notified on February 26, 2025. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on February 26, 2025, and trading in the Common Shares was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Common Shares, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On February 26, 2025, the Company notified the Committee that it did not intend to appeal the delisting determination. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.